As filed with the Securities and Exchange Commission on November 1, 2005
Registration No. 333-____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GOVERNMENT PROPERTIES TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	20-0611663
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)
13625 California Street, Suite 310
Omaha, Nebraska 68154
(402) 391-0010
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas D. Peschio
President and Chief Executive Officer
13625 Calfifornia Street, Suite 310
Omaha, Nebraska 68154
(402) 391-0010
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
James C. Creigh
Blackwell Sanders Peper Martin LLP
1620 Dodge Street, Suite 2100
Omaha, NE 68102
Tel : (402) 964-5000
Fax : (402) 964-5050
     Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of this registration statement as the registrant shall determine.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
CALCULATION OF REGISTRATION FEE

	Proposed maximum aggregate
Title of each class of securities to be registered	offering price(1)	Amount of registration fee
Common stock (2)
Preferred stock (3)
Total	$200,000,000	$23,540(4)

(1)	In no event will the maximum aggregate offering price of all securities issued pursuant to this registration statement exceed $200,000,000.
(2)	Subject to footnote 1, there is being registered hereunder an indeterminate number of shares of common stock as may be sold from time to time by the registrant. There is also being registered hereunder an indeterminate number of shares of common stock as shall be issuable upon conversion of the shares of preferred stock registered hereby.
(3)	Subject to footnote 1, there is being registered hereunder an indeterminate number of shares of preferred stock as may be sold from time to time by the registrant.
(4)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.
Subject To Completion
Preliminary Prospectus, Dated November 1, 2005
PROSPECTUS
$200,000,000
GOVERNMENT PROPERTIES TRUST, INC.
Preferred Stock
Common Stock
Through this prospectus, we may offer, from time to time, shares of:
•	our preferred stock;

•	our common stock; or

•	a combination of the foregoing.
     We may offer these securities in amounts, at prices and on terms to be set forth in one or more prospectus supplements. We may sell these securities to or through underwriters, dealers or agents, or we may sell these securities directly to investors on our own behalf. You should read this prospectus and any prospectus supplement carefully before you decide to invest. This prospectus may not be used unless it is accompanied by a prospectus supplement.
Our common stock is listed on the New York Stock Exchange under the symbol “GPT.”
     To ensure we qualify as a REIT, no person may own more than 9.8% of the outstanding shares of any class of our preferred stock or common stock, unless our board of directors waives this limitation.
     See “Risk Factors” beginning on page 2 of this prospectus for a description of risks that you should consider when deciding whether to invest in our securities.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 1, 2005

Page
FORWARD LOOKING STATEMENTS	1
GOVERNMENT PROPERTIES TRUST	2
RISK FACTORS	2
USE OF PROCEEDS	12
RATIO OF EARNINGS TO FIXED CHARGES	12
DESCRIPTION OF CAPITAL STOCK	12
MATERIAL PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS	17
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	22
PLAN OF DISTRIBUTION	36
WHERE YOU CAN FIND MORE INFORMATION	38
INCORPORATION OF DOCUMENTS BY REFERENCE	38
ABOUT THIS PROSPECTUS	39
LEGAL MATTERS	39
EXPERTS	39
Tax Opinion and Consent
Statement of Ratio of Earnings to Fixed Charges
Consent of Ernst & Young LLP
Power of Attorney for Robert M. Ames
Power of Attorney for Jerry D. Bringard
Power of Attorney for Philip S. Cottone
Power of Attorney for Robert A. Peck
Power of Attorney for Thomas D. Peschio
Power of Attorney for Richard A. Schwachter

FORWARD LOOKING STATEMENTS
     This report contains forward-looking statements. These forward-looking statements include estimates regarding:
•	the adequacy of our available capital for future acquisition requirements;

•	our capital expenditures;

•	the impact of changes in interest rates;

•	the impact on changes in government regulation and related litigation;

•	our growth intentions;

•	our financing strategy;

•	our acquisition strategy and objectives;

•	our risk mitigation strategy;

•	our policy to reserve for operating expenses and capital costs;

•	our distribution policy; and

•	our operating expenses.
     Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks discussed in “Risk Factors” and elsewhere in this report.
     All forward-looking statements included in this prospectus are based on information available to us on the date hereof. We assume no obligation to update any forward-looking statements.

GOVERNMENT PROPERTIES TRUST
          We invest primarily in single tenant properties under long-term leases to the U.S. government, state governments, local governments and government-sponsored enterprises. We are a self-managed, self-administered company that has elected to be taxed as a real estate investment trust, or REIT, under the federal tax laws. Currently, our properties are mostly leased to the U.S. government. We believe that we are the only public company focused solely on investing in government-leased properties.
          Our business consists of buying and managing recently built or renovated office properties primarily leased to the federal government, acting through the General Services Administration (“GSA”), the federal government’s property management arm, under long-term leases. We target tenants that provide essential services such as:
•	The Social Security Administration

•	The Justice Department

•	The Food and Drug Administration

•	The Drug enforcement Administration

•	The Bureau of Public Debt

•	The Department of Agriculture

•	The Internal Revenue Service

•	The Federal Bureau of Investigation

•	The Veterans Administration

•	The U.S. Citizenship & Immigration Services.
          We own each of our properties through separate wholly-owned entities. We intend to expand our portfolio by acquiring additional government-leased properties.
          The credit worthiness of our governmental tenants drives our leverage policy. Our goal is to use debt to finance, on average, approximately 75% of the acquisition cost of the properties that we buy. We intend to finance our future acquisitions with a combination of cash, common stock, long-term fixed-rate debt and short-term credit lines. We intend to use our credit lines to finance acquisitions and deposits on a short-term basis. Our objective is to finance each property with long-term fixed-rate debt whose maturity matches or exceeds, to the extent possible, the remaining term of the lease. This strategy minimizes interest rate risk and should result in more consistent and reliable cash flow.
RISK FACTORS
          Our company involves risks. You should carefully consider the following risks before making an investment decision. If any of these risks occurs, our business, financial condition, liquidity and results of operations could be seriously harmed, in which case the price of our securities could decline and you could lose all or a part of your investment.
Risks Related to Our Business and Properties
The pace of our property acquisitions to date has resulted in cash flow that is insufficient to cover dividends at their current level.
          We acquired eight properties for $123.2 million in 2004 and four properties for $148.3 million in the first half of 2005. Net income from the properties we own has been significantly less than the dividends we have paid to date. To continue to pay dividends at their current level, the Company will be required to use some of the equity capital it raised in its initial public offering for at least the remainder of 2005.
The closings of our property acquisitions are subject to conditions that may prevent us from acquiring such properties.

          Our ability to complete acquisitions depends upon many factors, such as the negotiation of definitive purchase agreements, the satisfactory results from the due diligence work, completion of construction, and satisfaction of customary closing conditions. We have abandoned several prospective purchases due to the failure of one or more of these circumstances. The inability to complete future acquisitions within our anticipated time frames may harm our financial results and undercut our ability to pay dividends at their current level.
Our use of debt financing could decrease our cash flow and expose us to risk of default under our debt documents.
          Our policy is to use debt to finance, on average, approximately 75% of the acquisition cost of the properties that we buy. As of June 30, 2005, we had approximately $185.9 million of outstanding indebtedness representing 60% of the acquisition cost of properties we owned as of that date.
          Since we anticipate that our cash flow from operations will be insufficient to repay all of our indebtedness prior to maturity, we expect that we will have to repay debt through refinancing, sale of properties or sale of additional equity. If we are unable to refinance our indebtedness on acceptable terms, or at all, we might be forced to dispose of one or more of our properties on unfavorable terms, which might result in losses to us and which might adversely affect our cash available for distribution to our stockholders. If prevailing interest rates or other factors at the time of a refinancing result in higher interest rates on such refinancing, our interest expense would increase, which could seriously harm our operating results and financial condition and our ability to pay dividends.
          Our debt and any increase in our debt may be detrimental to our business and financial results by:
•	requiring us to use a substantial portion of our cash flow from operations to pay interest, which reduces the amount available for the operation of our properties or the payment of dividends;

•	imposing restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations and foreclose on our properties, if materially violated;

•	placing us at a competitive disadvantage compared to our competitors who may have less debt;

•	making us more vulnerable to economic and industry downturns and reducing our flexibility in responding to changing business and economic conditions;

•	requiring us to sell one or more properties, possibly on unfavorable terms; and

•	limiting our ability in the future to borrow funds for operations and to finance property acquisitions and to refinance our indebtedness at maturity on acceptable terms.
Our ability to obtain debt financing could be impaired or delayed due to underwriting restrictions applicable to the type of properties we acquire.
          Our policy is to obtain debt financing related to properties we buy. Because of the single tenant nature of the properties we acquire, mortgage underwriters take certain additional precautions intended to assure that the remaining mortgage balance is paid at the end of the loan term. Also, for mortgages that have an amortization schedule longer than the lease term, due to the high initial per square foot cost of the property being acquired, mortgage lenders consider the high per square foot remaining principal balance at the end of the mortgage term as a negative with regard to the potential approval of the loan. These and other similar negative factors associated with our properties may make it more difficult and more expensive for us to finance or refinance our properties compared to other types of commercial real estate.
Because our principal tenant is the U.S. government, our properties may have a higher risk of terrorist attack than similar properties leased to non-governmental tenants.
          Because our principal tenant is the U.S. government, our properties may have a higher risk of terrorist attack than similar properties that are leased to non-governmental tenants. Some of our properties could be considered “high profile” targets because of the particular government tenant (e.g., the FBI). Certain losses resulting from terrorist attacks may be uninsurable. Additional terrorism insurance may not be available at a reasonable price or at all.
We depend on the U.S. government for most of our revenues. Any failure by the U.S. government to perform its obligations or renew its leases upon expiration may harm our cash flow and ability to pay dividends.
          Rent from the U.S. government represented 97% of our revenues for the first half of 2005 and 100% for the year ended December 31, 2004. In addition, the U.S. government leased 93% of our total leased square feet of property not held for sale as of June 30, 2005. Any default by the U.S. government, or its failure to renew its leases with us upon their expiration, could cause interruptions in the receipt of lease revenue or result in vacancies, or both, which would reduce our revenue until the affected property is leased, and could decrease the ultimate value of the affected property upon sale. Further, failure on the part of a tenant to comply with the terms of a lease may cause us to find another tenant. We cannot assure you that we would be able to find another tenant without incurring substantial costs, or that if another tenant were found we would be able to enter into a new lease on favorable terms.
An increase in the operating costs of our government-leased properties would harm our cash flow and ability to pay dividends.
          Leased properties in which the tenant is wholly responsible for any increases in operating costs that apply to the property are not typical of the leases entered into through the GSA, the principal leasing agency of the federal government. Under present practice, most GSA leases only cover increases in real estate taxes above a base amount and these GSA leases also increase that portion of the rent applicable to other operating expenses by an agreed upon percentage based upon the Consumer Price Index. Typically, operating expenses in these leases does not include insurance cost. To the extent operating costs other than real estate taxes and insurance increase at a rate greater than the specified percentage, our cash flow would be harmed and our ability to pay dividends may be harmed.
If we are unable to lease properties that are partially or completely vacant, we may be required to recognize an impairment loss with respect to the carrying values of these properties, which may seriously harm our operating results and financial condition.
          Any of our properties could become partially or completely vacant in the future. If we are unable to re-lease these properties and generate sufficient cash flow to replace or exceed that amount lost due to the vacancy, we will be required to recognize a financial loss as to that property, which could harm our operating results and our ability to pay dividends.
Restrictive covenants in our loan documents may restrict our operating or acquisition activities, which may harm our financial condition and operating results.

          The mortgages on our properties contain customary restrictive covenants, including provisions that may limit the borrowing subsidiary’s ability, without the prior consent of the lender, to incur additional indebtedness, further mortgage or transfer the applicable property, purchase or acquire additional property, discontinue insurance coverage, change the conduct of its business or make loans or advances to, enter into any transaction of merger or consolidation with, or acquire the business, assets or equity of, any third party. In addition, our future lines of credit or loans may contain financial covenants, further restrictive covenants and other obligations. If we materially breach such covenants or obligations in our debt agreements, the lender can legally declare a default and may require us to repay the debt immediately and can foreclose on property securing the loan. We may then have to sell properties either at a loss or at a time that prevents us from achieving a higher price. Any failure to pay our indebtedness when due or failure to cure events of default could result in higher interest rates during the period of the loan default and could ultimately result in the loss of properties through foreclosure.
Increasing competition for the acquisition of government-leased properties may impede our ability to make future acquisitions or may increase the cost of these acquisitions.
          We compete with many other entities for the acquisition of government-leased properties. Our competitors include financial institutions, institutional pension funds, other REITs, other public and private real estate companies and private real estate investors. These competitors may prevent us from acquiring desirable properties or increase the price we must pay for properties. Our competitors may have greater resources than we do and may be willing to pay more for similar property. In addition, the number of entities and the amount of funds competing for government-leased properties may increase in the future, resulting in increased demand and increased prices paid for these properties. If we are forced to pay higher prices for properties, our profitability may decrease and our stockholders may experience a lower return on their investment.
We may have limited time to perform due diligence on many potential property acquisitions, which could result in the loss of acquisition opportunities.
          When we enter into an agreement to acquire a property we often have limited time to complete our due diligence prior to acquiring the property. Pursuant to Company policy if we cannot complete our full due diligence review process within the time allotted, we will decline to proceed with an attempt to acquire the property. Accordingly, we may lose property acquisitions due to lack of sufficient time to complete our due diligence.
Our cash flow is not assured. We may not pay dividends in the future.
          Our ability to pay dividends may be adversely affected by the risks described herein. We cannot assure you that we will be able to pay dividends in the future.
          We also cannot assure you that the level of our dividends will increase over time or the receipt of income from additional property acquisitions will necessarily increase our cash available for distribution to stockholders. Any failure to make expected cash dividend distributions will likely result in a decrease in the market price of our stock.
Our board of directors may alter our investment policies at any time without stockholder approval.
          Our board of directors may alter our investment policies at any time without stockholder approval. Changes to these policies may adversely affect our financial performance and our ability to maintain or pay dividends.

We have incurred historical losses and may incur future losses.
          We have had historical accounting losses of $2.7 million and $0.8 million for the year ended December 31, 2004 and the six months ended June 30, 2005, respectively. As of June 30 2005, we had an accumulated deficit of $23.0 million, of which $19.1 million was due to the payment of cash dividends. We cannot assure you that we will not have similar losses in the future.
Risks Related to Our Organization and Structure
We depend on key personnel with long-standing business relationships, the loss of whom could threaten our ability to operate our business successfully.
          Our future success depends, to a significant extent, upon the continued services of Thomas D. Peschio, our president and chief executive officer, and of the other members of our management team. In particular, the relationships that Mr. Peschio and the other members of our management team have developed with owners and developers of government-leased properties are critically important to the success of our business. Although we have an employment agreement with Mr. Peschio, we cannot assure you that he and the other key acquisition personnel will remain employed with us. We do not maintain key person life insurance on any of our officers.
A majority of the voting power over our shares is currently concentrated in a relatively small number of unrelated investment managers
          Our stockholder records show that less than 10 investment managers, who have been granted the right by their respective clients to vote our shares, control a majority of our stock. Accordingly, this relatively small number of unrelated investment managers could, if acting in concert based on a common interest or concern, vote a majority of the Company’s shares to achieve a common objective. This result could be harmful to the Company and its other stockholders.
Our board of directors may authorize the issuance of additional shares that may cause dilution.
          In connection with future equity offerings, as well as stock grants pursuant to the Company’s 2003 Equity Incentive Plan, the board of directors may authorize the issuance of additional shares of common stock. The issuance of additional shares could cause either immediately or at a later date a dilution with per share value to our existing stockholders.
Our board of directors may authorize the issuance of shares with differing dividend rights that could harm our stockholders’ right to receive dividends.
          Our board of directors has the power to issue preferred stock or other securities that have distribution rights senior to that of the common stock. Any superior dividend rights could prevent us from paying dividends to the holders of our common stock.
Our rights and the rights of our stockholders to take action against directors and officers are limited.
          Maryland law provides that a director has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our governing documents obligate us to indemnify our directors and permit us to to indemnify our officers for actions taken by them in those capacities to the extent permitted by Maryland law which applies broadly. Additionally, we may be obligated to fund the defense costs incurred by our directors and officers.

Finally, our governing documents limit the liability of our directors and officers for money damages, except for liability resulting from:
•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director, trustee or officer that was material to the cause of action adjudicated.
          As a result, we and our stockholders have more limited rights against our directors and officers than might otherwise exist without these conditions.
Our ownership limitations may restrict business combination opportunities.
          To preserve our REIT status, our charter generally prohibits direct or indirect ownership through affiliates by any person of more than 9.8% of the number or value of outstanding shares of any class of our securities, including our common stock. Any transfer of our common stock that would disqualify our REIT status will be null and void, and the intended transferee will acquire no rights in such stock. These ownership limitations could have the effect of delaying, deterring or preventing a change in control or other transaction in which holders of common stock might receive a premium for their common stock over the then current market price or which such holders might believe to be otherwise in their best interest. Further, shares that are transferred in excess of the 9.8% ownership limit will be designated as “excess shares” subject to redemption. The ownership limitation provisions also may make our common stock an unsuitable investment vehicle for any person seeking to obtain, either alone or with others as a group, ownership of more than 9.8% of the number or value of outstanding shares of any class of our securities.
Maryland law grants broad authority to our board to reject any outside proposal involving a change in control.
          Maryland law provides broad discretion to our board of directors with respect to its duties in considering a change in control of our company, including that a board is subject to no greater level of scrutiny in considering a change in control transaction than with respect to any other action within its authority that it considers.
Our chief executive officer and chief financial officer have employment agreements that provide them with benefits in the event their employment is terminated, which could prevent or deter a potential acquirer from pursuing a change of control of our company.
          We have entered into employment agreements with Thomas D. Peschio, our president and chief executive officer, and Nancy D. Olson, our treasurer and chief financial officer, which provide them with severance benefits if their employment ends due to a termination by us without cause. In the case of such termination, we would have to pay severance and the vesting of their restricted stock will accelerate. Mr. Peschio also has the right to terminate his employment agreement upon a change of control of our Company and receive severance benefits. These agreements could prevent or deter a change of control of our Company that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.
Risks Related to the Real Estate Industry
Mortgage debt obligations expose us to increased risk of property losses, which could harm our financial condition, cash flow and ability to satisfy our other debt obligations and pay dividends.

          Incurring mortgage debt increases our risk of property losses because defaults on indebtedness secured by properties may result in our loss of the property securing any loan for which we are in default. For tax purposes, a foreclosure is treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. The outstanding balance of the debt secured by the mortgage could exceed our tax basis in the property, which would cause us to recognize taxable income on foreclosure, without receiving corresponding cash proceeds. As a result, we may be required to utilize other sources of cash to pay our taxes, which may result in a decrease in cash available for distribution to our stockholders.
          In addition, our default under any one of our mortgage debt obligations may increase the risk of our default on our other indebtedness. If this occurs, our financial condition, cash flow and ability to satisfy our other debt obligations or ability to pay dividends may be harmed.
Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.
          Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. The real estate market is affected by many factors that are beyond our control, including:
•	adverse changes in national and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses; and

•	civil unrest, acts of war and natural disasters, including earthquakes and floods, which may result in uninsured and underinsured losses.
          We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could harm our operating results and financial condition, as well as our ability to pay dividends to stockholders.
Compliance with environmental laws could materially increase our operating expenses.
          There may be environmental problems associated with our properties of which we are unaware. If environmental contamination exists on our properties, we could become subject to strict liability for the contamination. The presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs. In addition, although we may require in our leases that tenants operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant’s activities on the property, we could nonetheless be subject to strict liability by virtue of our ownership interest, and we cannot be sure that our tenants would satisfy their indemnification obligations Such environmental liability exposure associated with our properties could harm our results of operations and financial condition and our ability to pay dividends to stockholders.
Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.
          The presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, the presence of significant mold could expose us to liability from our tenants, employees of our tenants and others if property damage for health concerns arise.
Compliance with the Americans with disabilities act and fire, safety and other regulations may require us to make unexpected expenditures that adversely impact our ability to pay dividends.
          Our properties may be required to comply with the Americans with Disabilities Act, or the ADA. Compliance with the ADA requirements could necessitate removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants, or both. We could be required to expend our funds to comply with the provisions of the ADA, which could adversely affect our results of operations and financial condition and our ability to make distributions to stockholders. In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements and which could harm our ability to pay dividends.
An uninsured loss or a loss that exceeds the insurance policy limits on our properties could subject us to lost capital or revenue on those properties.
          Our comprehensive loss insurance policies may involve substantial deductibles and certain exclusions and may not be fully in place to cover all conditions when a property is acquired. In certain areas, we may have to obtain earthquake insurance on specific properties as required by our lenders or by law. We have also obtained terrorism insurance on all of our GSA-leased properties, but this insurance is subject to exclusions for loss or damage caused by nuclear substances, pollutants, contaminants and biological and chemical weapons. Should a loss occur that is uninsured or in an amount exceeding the combined aggregate limits for the policies noted above, or in the event of a loss that is subject to a substantial deductible under an insurance policy, we could lose all or part of our capital invested in, and anticipated revenue from, one or more of the properties, which could harm our operations results and financial condition as well as our ability to pay dividends.
Tax Risks of Our Business and Structure
An investment in our common stock has various tax risks that could affect the value of our stockholders’ investment.
          Special tax risks associated with owning stock in our Company include those associated with the treatment of distributions in excess of current and accumulated earnings and profits to the extent that they exceed the adjusted basis of an investor’s common stock, as long-term capital gain (or short-term capital gain if the shares have been held for less than one year); the treatment of any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month as being paid by us and received by the stockholder on December 31 of such year; the treatment of any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as short-term capital gain or loss; the treatment of distributions that we designate as capital gain dividends taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset held for greater than one year; and distributions we make and gains arising from the sale or exchange by a stockholder of shares of our stock not qualifying to be offset by passive losses.
Distribution requirements imposed by law limit our flexibility in executing our business plan.
          As a REIT, we generally are required to distribute to our stockholders at least 90% of our taxable REIT income each year to maintain our status as a REIT for federal income tax purposes. Taxable REIT income is determined without regard to the deduction for dividends paid and by excluding net capital gains. We are also required to pay tax at regular corporate rates to the extent that we distribute less than 100% of our taxable income (including net capital gains) each year. In addition, we are required to pay 4% nondeductible excise tax on the amount, if any, by which certain distributions we pay with respect to any calendar year are less than the sum of 85% of our ordinary income for that calendar year, 95% of our capital gain net income for the calendar year and any amount of our income that was not distributed in prior years.
We may incur additional indebtedness to meet our distribution requirements. While we have not borrowed for the specific purpose of paying distributions, our prior borrowings allowed us to pay distributions from our cash flow from operations.
          It is possible that the differences between the time we actually receive revenue or pay expenses and the period we report those items for distribution purposes, and potentially insufficient cash, could result in our having to borrow funds on a short-term basis to meet the 90% distribution requirement to qualify for REIT tax status. While we have not borrowed for the specific purpose of paying distributions, our prior borrowings allowed us to pay distributions from our operations. These borrowings may decrease cash available for distribution.
Our disposal of properties may have negative implications, including unfavorable tax consequences.
          If we make a sale of a property directly, and it is deemed to be a sale of dealer property or inventory, the sale may be deemed to be a “prohibited transaction” under the provisions of the federal tax laws applicable to REITs, in which case our gain from the sale would be subject to a 100% penalty tax. If we believe that a sale of a property might be treated as a prohibited transaction, we will attempt to structure a sale through a taxable REIT subsidiary, in which case the gain from the sale would be subject to corporate income tax but not the 100% prohibited transaction tax. We cannot assure you, however, that the Internal Revenue Service (“IRS”) would not assert successfully that sales of properties that we make directly, rather than through a taxable REIT subsidiary, were sales of dealer property or inventory, in which case the 100% penalty tax would apply.
If we fail to remain qualified as a REIT, our dividends will not be deductible by us, and our income will be subject to taxation.
          If we fail to remain qualified as a REIT, our dividends will not be deductible by us and we will be subject to a corporate level tax on our taxable income. This would substantially reduce our cash available to pay dividends and the yield on your investment. Incurring corporate income tax liability might cause us to borrow funds, liquidate some of our investments or take other steps which could negatively affect our operating results. If our REIT status is terminated because of our failure to meet a REIT qualification requirement or if we voluntarily revoke our election, we would be disqualified from electing treatment as a REIT for the four taxable years following the year in which REIT status is lost.

We may be subject to federal income tax, state income, franchise and other local taxes that would harm our financial condition.
          Even if we maintain our status as a REIT, we may become subject to federal income taxes. For example, if we have net income from a sale of dealer property or inventory, that income will be subject to a 100% penalty tax. In addition, we may not be able to pay sufficient distributions to avoid corporate income tax and the 4% excise tax on undistributed income.
          We may also be subject to state and local taxes on our income or property, either directly or at the level of our operating entities through which we indirectly own our properties that would aversely affect our operating results. We cannot assure you that we will be able to maintain REIT status, or that it will be in our best interests to continue to do so.
We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.
          The federal tax laws governing REITs and the administrative interpretations of those laws may be amended at any time. Any of those new laws or interpretations may take effect retroactively. For example, on May 28, 2003, President Bush signed into law legislation that could cause shares in non-REIT corporations to be a more attractive investment to individual investors than they had been, because of lower tax rates on their dividends as compared to the tax rate paid by stockholders receiving REIT distributions. This and other tax legislation in the future could harm the market price of our common stock.

USE OF PROCEEDS
          Except as may otherwise be described in the prospectus supplement relating to an offering of securities, the net proceeds from the sale of the securities included in this prospectus will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement.
RATIO OF EARNINGS TO FIXED CHARGES
          The following table sets forth our ratio of earnings to fixed charges for the periods shown:

	For the Six Months		For the Year Ended December 31,
	Ended June 30, 2005	2004	2003	2002		2001
Ratio of earnings to fixed charges(1)	0.75x	—	0.64x	n/a	(2)	n/a	(2)

(1)	The shortfall of earnings to fixed charges for the six months ended June 30, 2005 and for the years ended December 31, 2004 and 2003 was $946,891, $3,157,403 and $429,274, respectively.

(2)	The Company began formal operations in December 2002 and did not incur fixed charges in 2002 or 2001.
          The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of net income from continuing operations plus fixed charges less capitalized interest. Fixed charges consist of interest expense, capitalized interest and amortization of deferred financing fees. To date, we have not issued any preferred stock.
DESCRIPTION OF CAPITAL STOCK
          The following is a summary of our capital stock. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. We recommend that you review these documents. See “Where You Can Find More Information.”
General
          Our charter provides that we may issue up to 50,000,000 shares of stock, all of which are initially classified as common stock. Our board of directors has the power to issue additional shares of stock and to classify or reclassify unissued common stock and thereafter to issue the classified shares without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.
          Generally, under Maryland law no stockholder shall be personally liable for any of our obligations solely as a result of that stockholder’s status as a stockholder.
Voting Rights of Common Stock
          Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. The holders of common stock possess the exclusive voting power. There is no cumulative voting in the election of directors.

          Under Maryland law, a corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets or engage in a statutory share exchange unless the transaction is declared advisable by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. Our charter provides, however, that, notwithstanding any provisions of Maryland law requiring that any action be taken or authorized by the affirmative vote of the holders of a designated proportion greater than a majority of the shares or votes entitled to be cast, such action shall be effective and valid if taken or authorized by the affirmative vote of the holders of a majority of the total number of shares outstanding and entitled to vote thereon. Our charter does provide that the affirmative vote of the holders of not less than two-thirds of our shares outstanding and entitled to vote generally for the election directors are required in order for any director to be removed from office.
Dividends, Liquidation and Other Rights
          All shares of common stock offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends when authorized by our board of directors out of assets legally available for the payment of dividends. They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our shares (of which there are none at this time) and to the provisions of our governing documents regarding restrictions on transfer of our shares.
          Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of shares contained in our charter and to the ability of the board of directors to create stock, including a separate class or classes of common stock with differing voting rights, preferences and other rights, all shares of our common stock have equal dividend, liquidation and other rights.
Preferred Stock
          We may issue preferred stock in one or more classes or series with any rights and preferences which may be authorized by our board of directors. Because our board of directors has the power to establish the preferences, powers and rights of each series of preferred stock, our board of directors may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of the holders of our common stock.
          To date, we have not issued any shares of preferred stock. Therefore, any preferred stock that we sell pursuant to this prospectus will be a new class or series of preferred stock. The rights, preferences, privileges and restrictions of each new class or series of preferred stock will be fixed by the articles supplementary relating to such class or series. We will distribute a prospectus supplement with regard to each class or series of preferred stock. The prospectus supplement relating to each such class or series will specify the terms of the preferred stock, as follows:
•	the title and stated par value of the preferred stock;

•	the number of shares offered, the liquidation preference per share and the offering price per share of the preferred stock;

•	the dividend rate(s), period(s), payment date(s) and method(s) of calculation applicable to the preferred stock;

•	the date from which dividends on the preferred stock will accumulate, if applicable;

•	the voting rights, if applicable, of the preferred stock;

•	the provision for a sinking fund, if any, for the preferred stock;

•	the provision for or any restriction on redemption or repurchase, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and provisions, if any, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs;

•	any limitation on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs;

•	any limitations on direct or beneficial ownership and restrictions on transfer of the preferred stock, in each case as may be appropriate to preserve our status as a REIT; and

•	any other specific terms, preference rights, limitations or restrictions of the preferred stock.
Power To Classify Or Reclassify Shares
          Our charter authorizes our board of directors to classify or reclassify any unissued shares of our stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preference, conversion and other rights, voting powers, restrictions as to dividends, qualification and terms and conditions of redemption of those shares. A majority of our board of directors, without action by any of the stockholders, may amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that we have authority to issue.
Restrictions On Ownership And Transfer
          In order to qualify as a REIT under the federal tax laws, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal tax laws to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).
          Because our board of directors believes that it is at present essential for us to qualify as a REIT, the charter, subject to certain exceptions, contains restrictions on the number of our shares that a person may own. Our charter prohibits any person from acquiring or holding, directly or indirectly, shares of our common stock in excess of 9.8% in the aggregate of our outstanding stock, in number of shares or value. We refer to this restriction as the “ownership limit.” Our charter further prohibits any person who owns an interest that is greater than 9.9% in the aggregate in any of our tenants from owning greater than 9.9% by value of our outstanding common stock. We refer to this restriction as the “related tenant limit.” A person or entity that becomes subject to the ownership limit or the related tenant limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our common stock, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our stock.
          The constructive ownership rules under the federal tax laws are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock and thereby subject the stock to the applicable ownership limit.
          Our board of directors may, in its sole discretion and on terms and conditions it deems necessary, waive the ownership limit with respect to a particular stockholder if it receives a ruling from the IRS or an opinion of counsel to the effect that such waiver will not result in our being classified as a “closely held” corporation within the meaning of Section 856(h) of the Internal Revenue Code (the “Code”).
          In connection with the waiver of the ownership limit or at any other time, our board of directors may increase or decrease the ownership limit; provided, however, that any decrease may only be made prospectively as to subsequent holders, unless such decrease is immediately necessary in order to maintain our REIT status. Additionally, the new ownership limit may not allow five or fewer stockholders to beneficially own more than 49.9% in value of our outstanding stock and may not be increased to a percentage which is greater than 9.9%.
          Our charter further prohibits:
•	any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any attribution rules).
          Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
          Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits, the related tenant limits, or such other limit as permitted by our board of directors, then any such purported transfer will be void and of no force or effect as to that number of shares in excess of the ownership limit or the related tenant limit. That number of shares in excess of the ownership limit or the related tenant limit will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee for the benefit of the charitable beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by our board of directors, then our charter provides that the transfer of the excess shares will be void.
          Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the purported record transferee for the shares (or, if the event which resulted in the devise, gift or other transfer to the trust did not involve a purchase of such shares in which no value was given, at the fair market value of the shares (as determined by our board of directors), and (ii) the fair market value of the shares (as determined by our board of directors) on the date we, or our designee, accepts such offer. We have the right to accept such offer for a period of 90 days from the later of the date of the transfer creating the excess shares or the date on which the board of directors determines in good faith that a transfer creating excess shares has occurred. At the board of directors’ sole discretion, we may pay the purchase price for the redemption at any time up to five years from our decision to redeem the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such common stock will be paid to the charitable beneficiary.
          If we do not buy the shares, the trustee must sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or the related tenant limit or as otherwise permitted by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (i) the price paid by the purported record transferee or owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at fair market value of the shares (as determined by our board of directors) and (ii) the sales proceeds received by the trust for the shares, less any dividends or distributions paid to the purported record transferee which such purported record transferee was to repay to the trustee but has failed to so repay. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee. All proceeds not delivered to the purported record transferee shall be delivered to the charitable beneficiary.
          The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.
          Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust shall be rescinded ab initio.
          Any beneficial owner or constructive owner of more than 5% of the number or value of outstanding shares of our stock shall, within 30 days after January 1 of each year, provide written notice to us stating such person’s name and address, the number of shares held by such person and a description of how such shares are held. In addition, each beneficial owner or constructive owner of any shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner must, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our common stock on our status as a REIT and to ensure compliance with the ownership limit, or as otherwise permitted by our board of directors.
          All certificates representing shares of our common stock bear a legend referring to the restrictions described above.
          These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.
Transfer Agent And Registrar
          The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.
MATERIAL PROVISIONS OF MARYLAND LAW
AND OUR CHARTER AND BYLAWS
          The following is a summary of Maryland law and our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. We recommend that you review these documents. See “Where You Can Find More Information.”
The Board Of Directors
          Our bylaws provide that the number of directors may be established by our board of directors but may not be fewer than three nor greater than seven. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors.
          Pursuant to our charter and bylaws, each member of our board of directors serves a one year term. Holders of our common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of our stockholders, all of the members of our board of directors will stand for election and our directors will be elected by a plurality of the votes cast. Our directors may only be removed for cause and by the affirmative vote of the holders of at least two-thirds of our common stock.
Maryland Takeover Statutes
          Maryland law prohibits “business combinations” between a corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange, or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates as asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:
•	any person who beneficially owns 10% or more of the voting power of our voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

          A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.
          After the five year prohibition, any business combination between a corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:
•	80% of the votes entitled to be cast by holders of the then outstanding shares of our stock entitled to vote on the matter; and

•	two-thirds of the votes entitled to be cast by holders of our stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.
          These super-majority vote requirements do not apply if our stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
          The statute permits various exemptions from its provisions, including business combinations that are approved by the board of directors before the time that the interested stockholder becomes an interested stockholder.
          Maryland law also provides that “control shares” acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of our outstanding voting shares, excluding shares owned by the acquiror or by officers or directors who are employees of ours. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power, other than by revocable proxy, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:
•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority of all voting power.
          Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
          A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.
          If voting rights are not approved at the stockholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror may then vote a majority of the shares entitled to vote, then all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our charter or bylaws.
          Our bylaws exempt from the Maryland control share statute any and all acquisitions of our stock by any person. The board of directors has the right, however, to amend this exemption at any time in the future.
          Maryland law also provides that Maryland corporations that are subject to the Exchange Act and have at least three outside directors can elect by resolution of the board of directors to be subject to some corporate governance provisions that may be inconsistent with the corporation’s charter and bylaws. Under the applicable statute, a board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner cannot be altered by amendment to the charter of the corporation. Further, the board of directors may, by electing into applicable statutory provisions and notwithstanding the charter or bylaws:
•	provide that a special meeting of stockholders will be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting,

•	reserve for itself the right to fix the number of directors,

•	provide that a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote,

•	retain for itself sole authority to fill vacancies created by the death, removal or resignation of a director, and

•	provide that all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum.
          In addition, a director elected to fill a vacancy under this provision will serve for the balance of the unexpired term instead of until the next annual meeting of stockholders. A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. A corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute. We are not prohibited from implementing any or all of the statute. While certain of these provisions are already contemplated by our charter and bylaws, the law would permit our board of directors to override further changes to the charter or bylaws. If implemented, these provisions could discourage offers to acquire our stock and could increase the difficulty of completing an offer.
Amendment To Our Charter
          Subject to applicable law, our charter may be amended if declared advisable by the board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter; provided, however, that, without stockholder action, may amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that we have authority to issue.
Dissolution
          A voluntary dissolution of our company must be declared advisable by the board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.
Advance Notice Of Director Nominations And New Business
          Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only:
•	pursuant to our notice of the meeting given by or at the direction of the board of directors;

•	otherwise properly brought before the annual meeting by or at the direction of the board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.
Anti-Takeover Effect Of Certain Provisions Of Maryland Law And Of Our Charter And Bylaws
          The provisions of our charter regarding removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. Under our charter, in considering a potential acquisition of control of our company, our board of directors is entitled to consider the effect of the transaction on our suppliers, customers and creditors and the communities in which we operate as well as our stockholders. Further, unlike some states, Maryland law will not subject our board of directors to a higher duty or greater scrutiny when taking action relating to an acquisition or potential acquisition of control of our company. Maryland law provides that the duty of the directors of a corporation does not require them to accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation. All of the foregoing, as well as the business combination provisions of Maryland law and, if the provision in our bylaws opting out of the control share acquisition provisions of Maryland law were rescinded, those control share acquisition provisions could have the effect of delaying or preventing a transaction that might benefit our stockholders or otherwise be in their best interest.
Indemnification And Limitation Of Directors’ And Officers’ Liability
          The MGCL requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	an act or omission of the director or officer was material to the matter giving rise to the proceeding and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty; or

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer did not meet the requisite standard of conduct for permitted indemnification.
          In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:
•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.
          The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
          Our bylaws obligate us, to the fullest extent permitted by Maryland law, to indemnify any director or former director and to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a director or former director, if such person is or is threatened to be made a party to a proceeding by reason of his or her position as a director. In addition, our bylaws permit us, to the fullest extent permitted by Maryland law, to similarly provide indemnification and reimbursement of reasonable expenses to:
•	any present or former officer, employee or other agent who is made a party to the proceeding by reason of his or her service in that capacity; or

•	any person who serves or has served at our request as a director, officer, employee or agent of another corporation or entity.
          Our bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.
          We have entered into indemnification agreements with our directors and executive officers which require, among other things, that we indemnify our directors and executive officers, to the fullest extent permitted by Maryland law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreement.
          Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to our directors and executive officers that indemnification will be available.
          Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, as amended, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Objecting Stockholders
          Our charter provides that no holder of our common stock may exercise any rights of an objecting stockholder under applicable Maryland law, except as such rights may be provided in connection with a control share acquisition, although we have opted out of the Maryland control share acquisition statute.
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
Introductory Notes
          The following is a description of the material federal income tax considerations to a holder of our common stock. The following discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.
          Blackwell Sanders Peper Martin LLP has provided an opinion to the effect that this discussion, to the extent that it contains descriptions of applicable federal income tax law, is correct in all material respects and fairly summarizes the federal income tax laws referred to herein. This opinion is filed as an exhibit to the registration statement of which this prospectus is a part. This opinion, however, does not purport to address the actual tax consequences of the purchase, ownership and disposition of our common stock to any particular holder. The opinion, and the information in this section, is based on the federal tax laws, current, temporary and proposed Treasury regulations, the legislative history of the federal tax laws, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. We cannot assure you that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinion and the information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Moreover, opinions of counsel merely represent counsel’s best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, we cannot assure you that such opinion, or the statements made in the following discussion, will not be challenged by the IRS or will be sustained by a court if so challenged.
          EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR, REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND SALE OF SECURITIES OF AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.
          Pursuant to U.S. Treasury Department Circular 230, we are informing you that (a) this discussion is not intended to be used, was not written to be used, and cannot be used, by any taxpayer for the purpose of avoiding penalties under the U.S. federal tax laws that may be imposed on the taxpayer, (b) this discussion was written in connection with the promotion or marketing by us of our common stock, and (c) each taxpayer should seek advice based on his, her or its particular circumstances from an independent tax advisor.
REIT Taxation
          General. We have elected to be taxed as a REIT under Sections 856 through 859 of the Code, commencing with our taxable year ending December 31, 2003. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the federal tax laws, as discussed below. We believe that we are organized and have operated in such a manner as to qualify under the federal tax laws for taxation as a REIT since the beginning of 2003 and we intend to continue to operate in such a manner. We can not assure you, however, that we will qualify as a REIT for 2005 and that we will operate in a manner so as to qualify or remain qualified as a REIT. See “Failure to Qualify” below.
          The following is a general summary of the material provisions of the federal tax laws that govern the federal income tax treatment of a REIT and its stockholders. These provisions of the federal tax laws are highly technical and complex. This summary is qualified in its entirety by the applicable provisions of the Code, the regulations promulgated thereunder (“Treasury Regulations”), and administrative and judicial interpretations thereof.
          Blackwell Sanders Peper Martin LLP has provided to us an opinion to the effect that we have been organized and have operated in conformity with the requirements for qualification as a REIT, effective for our taxable years ending December 31, 2003 and 2004, and our current and proposed organization and method of operation will enable us to continue to meet the requirements for qualification as a REIT for taxable year 2004 and thereafter. This opinion is filed as an exhibit to the registration statement of which this prospectus is a part. It must be emphasized that this opinion is conditioned upon certain assumptions and representations made by us to Blackwell Sanders Peper Martin LLP as to factual matters relating to our organization and operation. Since qualification as a REIT requires us to satisfy certain income and asset tests throughout the year of 2005, Blackwell Sanders Peper Martin LLP’s opinion is based upon assumption and our representations as to future conduct, income and assets. In addition, this opinion is based upon our factual representations concerning our business and properties as described in the reports filed by us under the federal securities laws.
          Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various requirements under the federal tax laws described in this prospectus with regard to, among other things, the sources of our gross income, the composition of our assets, our distribution levels, and our diversity of stock ownership. Blackwell Sanders Peper Martin LLP will not review our operating results on an ongoing basis. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we satisfy all of the tests for REIT qualification or will continue to do so.
          If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on net income that we currently distribute to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from investment in a corporation.
          Notwithstanding our REIT election, however, we will be subject to federal income tax in the following circumstances. First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains, provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level. Second, under certain circumstances, we may be subject to the “alternative minimum tax” on any items of tax preference and alternative minimum tax adjustments. Third, if we have (i) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax on prohibited transactions. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax equal to the gross income attributable to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (ii) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability. Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year (for this purpose such term includes capital gains which we elect to retain but which we report as distributed to our stockholders. See “Annual Distribution Requirements” below); and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by us, then, to the extent of such property’s built-in gain (the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable, assuming that we made or would make an election pursuant to Notice 88-19 or Treasury Regulations that were promulgated in 2000.

Eighth, we would be subject to a 100% penalty tax on amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT subsidiary were not comparable to similar arrangements among unrelated parties.
Requirements For Qualification
          The federal tax laws define a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the federal tax laws; (v) the beneficial ownership of which is held by 100 or more persons; (vi) of which not more than 50% in value of the outstanding capital stock is owned, directly or indirectly, by five or fewer individuals (as defined in the federal tax laws to include certain entities) during the last half of each taxable year after applying certain attribution rules; (vii) that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been revoked and (viii) which meets certain other tests, described below, regarding the nature of its income and assets. The federal tax laws provide that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Condition (vi) must be met during the last half of each taxable year. For purposes of determining stock ownership under condition (vi), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (vi). Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. We have issued sufficient shares of common stock with sufficient diversity of ownership to allow us to satisfy requirements (v) and (vi). In addition, our charter contains restrictions regarding the transfer of our stock intended to assist in continuing to satisfy the stock ownership requirements described in (v) and (vi) above. See “Description of Common Stock — Restrictions on Ownership and Transfer.” These restrictions, however, may not ensure that we will be able to satisfy these stock ownership requirements. If we fail to satisfy these stock ownership requirements, we will fail to qualify as a REIT.
          To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We believe that we have complied with this requirement.
          We are required to maintain certain records and request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding shares. A monetary penalty will be imposed upon us if we fail to comply with applicable Treasury Regulations requiring us to maintain certain records and request certain information from our stockholders designed to disclose the actual ownership of our outstanding shares. If we comply with these regulatory rules, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet the stock ownership of requirement (vi) above, we will be treated as having met the requirement.
Qualified REIT Subsidiaries
          If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.
Taxable REIT Subsidiaries
          A “taxable REIT subsidiary” is an entity taxable as a corporation in which we own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation.
          Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. We currently do not have any taxable REIT subsidiaries.
Income Tests
          In order for us to maintain qualification as a REIT, certain separate percentage tests relating to the source of our gross income must be satisfied annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year generally must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property,” gain, and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities, some payments under hedging instruments, or from any combination of the foregoing.
          Rents received by us will qualify as “rents from real property” in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.
          Second, rents received from a tenant will not qualify as “rents from real property” if we, or a direct or indirect owner of 10% or more of our stock, actually or constructively owns 10% or more of such tenant (a “Related Party Tenant”). We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary will not be disqualified from being “rents from real property” by reason of our ownership interest in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space.

          Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” This 15% test is based on relative fair market values of the real and personal property.
          Generally, for rents to qualify as “rents from real property” for the purposes of the gross income tests, we are only allowed to provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Income received from any other service will be treated as “impermissible tenant service income” unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.
          If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the federal tax laws. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, if we attach a schedule of the sources of our income to our federal income tax return for such years, and if any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “General,” even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.
Asset Tests
          At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.
1.	At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long term debt.

2.	Not more than 25% of the value of our total assets may be represented by securities, other than those in the 75% asset class.

3.	Except for certain investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

4.	Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of any one issuer’s outstanding voting securities.

5.	Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify as “straight debt” under the federal tax laws.

6.	Not more than 20% of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.
          For purposes of these asset tests, any shares of qualified REIT subsidiaries are not taken into account, and any assets owned by the qualified REIT subsidiary are treated as owned directly by the REIT.
          Securities, for purposes of the assets tests, may include debt we hold. However, debt we hold in an issuer will not be taken into account for purposes of the 10% value test if the debt securities meet the “straight debt” safe harbor and either (1) the issuer is an individual, (2) the only securities of the issuer that we hold are straight debt or (3) if the issuer is a partnership, we hold at least a 20 percent profits interest in the partnership. Debt will meet the “straight debt” safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money (1) which is not convertible, directly or indirectly, into stock and (2) the interest rate (or the interest payment dates) of which is not contingent on the profits, the borrower’s discretion or similar factors.
          With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the “straight debt” exceptions with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the IRS might not disagree with our determinations.
          After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20% or 5% asset tests or the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20%, or 5% asset tests or the 10% value limitation. We cannot ensure that these steps always will be successful. If we were to fail to cure the noncompliance with the asset tests within this 30 day period, we could fail to qualify as a REIT.
          With respect to taxable years beginning after October 22, 2004, however, a REIT will not lose its REIT status for failing to satisfy the requirements of the 5% and 10% tests if such failure is due to the ownership of assets the total value of which does not exceed the lesser of: (i) 1% of the total value of the REIT’s assets at the end of the quarter for which such measurement is done or (ii) $10 million. However, the REIT must either: (i) dispose of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Internal Revenue Service), or (ii) otherwise meet the requirements of those rules by the end of such time period.
          In addition, if a REIT fails to meet any of the asset test requirements for a particular quarter, and the failure exceeds the above-described de minimis standard, then the REIT still will be considered to have satisfied these tests if the REIT satisfies several requirements. First, the REIT’s failure to satisfy the particular asset test must be due to reasonable cause and not due to willful neglect. Second, the REIT must file a schedule of the assets resulting in such failure with the Internal Revenue Service in accordance with the regulations and must dispose of the assets within six months after the last day of the quarter in which the REIT identified the failure (or such other time period prescribed by the Internal Revenue Service) or otherwise meet the requirements of those rules by the end of such time period. Finally, the REIT must pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate by the net income generated by the assets described in the schedule for the period beginning on the first date that the failure occurs and ending on the date when the REIT disposes of such assets or the end of the first quarter when the REIT no longer fails to satisfy the particular asset test.
          Also, effective for taxable years beginning after October 22, 2004, if a REIT fails to satisfy requirements other than the income or asset tests, the REIT will not lose its qualification as a REIT provided such violations are due to reasonable cause and not due to willful neglect and the REIT pays a penalty of $50,000 for each such failure.
Annual Distribution Requirements
          We, in order to qualify as a REIT, are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (a) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and paid within 12 months of the end of the tax year but before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.
          We may elect to retain and pay tax on net long-term capital gains and require our stockholders to include their proportionate share of such undistributed net capital gains in their income. If we make such election, stockholders would receive a tax credit attributable to their share of the capital gains tax paid by us, and would receive an increase in the basis of their shares in us in an amount equal to the stockholder’s share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of our stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.
          We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short-

term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.
          Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.
Failure To Qualify
          If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will such distributions be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction and non-corporate taxpayers will be taxed (for the periods after 2002 and before 2009) at the same federal income tax rates as capital gains are subject to tax for federal income tax purposes. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.
Our Depreciation Method And Life
          Since we intend to purchase properties which will be predominantly leased on a long-term basis to governmental entities, we will likely have to depreciate our assets leased to those entities on a straight-line basis and over a longer time period than would otherwise be applicable to such property under the federal tax laws.
Taxation Of Stockholders
          Taxation of Taxable U.S. Stockholders. As used in the remainder of this discussion, the term “U.S. Stockholder” means a beneficial owner of our common stock that is for United States federal income tax purposes:
•	a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

•	a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.
          Generally, in the case of a partnership that holds our common stock, any partner that would be a U.S. Stockholder if it held the common stock directly is also a U.S. Stockholder. As long as we qualify as a REIT, distributions made to our taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. In the case of individual shareholders for taxable years beginning on or before December 31, 2008, such distributions, if designated by the REIT in a written notice mailed not later than 60 days after the close of its taxable year, may qualify (provided holding period and certain other requirements are met) as qualified dividend income eligible to be taxed at the reduced maximum rate of generally 15% (5% for individuals in lower tax brackets) to the extent that the REIT receives qualified dividend income. Qualified dividend income is, in general, dividend income from taxable domestic corporations and qualified foreign corporations. A qualified foreign corporation generally excludes any foreign corporation which for the taxable year of the corporation in which the dividend was paid, or the preceding taxable year, is a passive foreign investment company. The total amount that can be designed as qualified dividend income by the REIT generally cannot exceed the sum of (1) the REIT’s qualified dividend income for the tax year, (2) the amount of its REIT taxable income and income taxed under the Code section 337(d) regulations, minus the tax on these items , for the prior year and (3) the amount of any earnings and profits that were distributed by the REIT for the tax year and accumulated in a tax year during which the REIT was not subject to the REIT rules. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder’s common stock, but rather will reduce the adjusted basis of such shares as a return of capital. To the extent that such distributions exceed the adjusted basis of a stockholder’s common stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. For purposes of determining what portion of a distribution is attributable to current or accumulated earnings and profits, earnings and profits will first be allocated to distributions made to holders of any shares of preferred stock. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of ours.
          In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of common stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) generally will be treated as long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.
          Distributions that we properly designate as capital gain dividends will be taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset held for greater than one year. If we designate any portion of a dividend as a capital gain dividend, a U.S. Stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. However, stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 15% on net long-term capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater that one year.
          Distributions we make and gain arising from the sale or exchange by a stockholder of shares of our stock will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any “passive losses” against such income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our stock (or distributions treated as such) will not be treated as investment income under certain circumstances.
          Upon any taxable sale or other disposition of our common stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes on the disposition of our stock in an amount equal to the difference between
•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. Stockholder’s adjusted basis in such stock for tax purposes.
          Gain or loss will be capital gain or loss if the common stock has been held by the U.S. Stockholder as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. A U.S. Stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. However, to the extent that the capital gain realized by a non-corporate stockholder on the sale of REIT stock corresponds to the REIT’s “unrecaptured Section 1250 gain,” such gain would be subject to tax at a rate of 25%. Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.
          Taxation of Tax-Exempt Stockholders. Provided that a tax-exempt stockholder has not held our common stock as “debt financed property” within the meaning of the federal tax laws, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of our common stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed property within the meaning of the federal tax laws or has used the common stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Code Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the federal tax laws. These tax exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.
          A “qualified trust” (defined to be any trust described in Code Section 401(a) and exempt from tax under Section 501(a) of the Code) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the “five or fewer requirement”) only by relying on a special “look-through” rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is “predominantly held” by qualified trusts. A REIT is “predominantly held” by qualified trusts if either (i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.
          The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying on the “look-through” rule. The restrictions on ownership of stock in our charter should prevent application of the foregoing provisions to qualified trusts purchasing our stock, absent a waiver of the restrictions by the board of directors.
          Taxation of Non-U.S. Stockholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, “Non-U.S. Stockholders”) are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Stockholder. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our common stock, including any reporting requirements.
          Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces such rate. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder that are not designated as capital gain dividends, unless (i) a lower treaty rate applies and the Non-U.S. Stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate is filed with us or (ii) the Non-U.S. Stockholder files an IRS Form W-8ECI with us claiming that the distribution is income treated as effectively connected to a U.S. trade or business.
          Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder’s shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her stock as described below. We may be required to withhold U.S. income tax at the rate of at least 10% on distributions to Non-U.S. Stockholders that are not paid out of current or accumulated earnings and profits unless the Non-U.S. Stockholders provide us with withholding certificates evidencing their exemption from withholding tax. If it cannot be determined at the time that such a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.
          For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, these distributions generally are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. stockholder’s FIRPTA tax liability. Effective for taxable years beginning after October 22, 2004, however, REIT distributions attributable to gain from sales or exchanges of U.S. real property interests will be treated as ordinary income dividends rather than effectively connected income under the FIRPTA rules if (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (2) the foreign investor does not own more than five percent of the class of stock at any time during the taxable year within which the distribution is received
          Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of our stock generally would not be subject to United States taxation unless:
•	the investment in our stock is effectively connected with the Non-U.S. Stockholder’s U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to any gain;

•	the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the non-resident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•	our stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.
          Our common stock will not constitute a United States real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by Non-U.S. Stockholders.
          We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our common stock would not be subject to taxation under FIRPTA. Because our common stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.
          Even if we do not qualify as a domestically-controlled REIT at the time a Non-U.S. Stockholder sells our common stock, gain arising from the sale still would not be subject to FIRPTA tax if:
•	the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

•	the selling Non-U.S. Stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.
          If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. Stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of non-resident alien individuals.
          State and Local Taxes. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside (although U.S. Stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions). The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.
Backup Withholding Tax And Information Reporting
          U.S. Holders. In general, information-reporting requirements will apply to certain U.S. holders with regard to payments of dividends on our stock, original issue discount (“OID”), interest, and payments of the proceeds of the sale of our common stock, unless an exception applies.
          The payor will be required to withhold tax on such payments at the rate of 28% if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the IRS notifies the payor that the TIN furnished by the payor is incorrect.
          In addition, a payor of dividends on our common stock will be required to withhold tax at a rate of 28% if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the federal tax laws. The current backup withholding rate of 28% could change in future years.
          Some holders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.
          Non-U.S. Holders. Generally, information reporting will apply to payments of dividends on our common stock, interest, including OID, and backup withholding as described above for a U.S. holder, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.
          The payment of the proceeds from the disposition of our common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. holders unless the non-U.S. holder satisfies the requirements necessary to be an exempt non-U.S. holder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. holder of stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interests in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.
          Applicable Treasury Regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Under these Treasury Regulations, some holders are required to provide new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury Regulations varies depending on the stockholder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.
PLAN OF DISTRIBUTION
          We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters, dealers or agents, or we may sell these securities to investors directly. Each prospectus supplement, to the extent applicable, will describe the number and terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. Any underwriter or agent involved in the offer and sale of our securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.
          Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell any of these securities on the terms and conditions described in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell these securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.
          Securities may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of these securities which is not expected to exceed that customary in the types of transactions involved.
          Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of these securities may be deemed to be underwriters and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.
          Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any of these securities will be subject to certain conditions precedent.

          In connection with the offering of the securities described in this prospectus and any applicable prospectus supplement, certain underwriters, and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the securities being offered. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.
          The underwriters in an offering of these securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing the securities in the open market following completion of the offering or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering), for the account of the other underwriters, the selling concession for the securities that is distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any applicable prospectus supplement may result in the maintenance of the price of our securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in any applicable prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.
          Our common stock is listed on the New York Stock Exchange under the symbol “GPT.” We have not issued any shares of preferred stock. Any underwriters or agents to or through which our securities are sold by us may make a market in our common stock or preferred stock, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any of our securities, including our common stock.
          Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business. Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking services to us for which they have in the past received, and may in the future receive, customary fees

WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the materials we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the Internet from the SEC’s Web site at www.sec.gov. This site contains reports, proxy statements and other information regarding issuers that file documents electronically with the SEC.
          We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not include all of the information contained in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, and the exhibits, financial statements and schedules thereto, for further information. This prospectus is qualified in its entirety by such other information.
INCORPORATION OF DOCUMENTS BY REFERENCE
          The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information by referring you to another document filed separately with the SEC. This prospectus incorporates by reference the documents listed below which have been filed by us with the SEC and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:
•	Our annual report on Form 10-K for the year ended December 31, 2004;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2005;

•	Our quarterly report on Form 10-Q for the quarter ended June 30, 2005;

•	Our current report on Form 8-K filed on October 4, 2005;

•	Our current report on Form 8-K filed on August 3, 2005;

•	Our current report on Form 8-K filed on August 1, 2005, as amended;

•	Our current report on Form 8-K filed on June 30, 2005, as amended;

•	Our current report on Form 8-K filed on March 30, 2005, as amended; and

•	The description of our common stock contained in our registration statement on Form 8-A filed on January 22, 2004, including any amendment or report filed for the purpose of updating such description.
          We are also incorporating by reference the information contained in all other documents that we file with the SEC between the date of the initial filing of the registration statement of which this prospectus is a part and the time that all of the securities registered under the registration statement are sold. The information contained in any of these documents will be considered part of this prospectus from the date these documents are filed.

          If you would like to receive a copy of any document incorporated by reference into this prospectus (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this prospectus), you should call or write to us at 13625 California Street, Suite 310, Omaha, Nebraska 68154 (402) 391-0010. We will provide these documents, without charge, by first class mail. You can also view these documents on our website at www.gptrust.com.
          We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this document, unless the information specifically indicates that another date applies.
ABOUT THIS PROSPECTUS
          This prospectus is part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered securities, please refer to the registration statement. Each time we sell securities, we will file a prospectus supplement with the SEC that will contain specific information about the terms of that offering. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
          In this prospectus and in the accompanying prospectus supplement, except as specified otherwise or unless the context requires otherwise, “we,” “us,” “our,” the “Company” and “GPT” refer to Government Properties Trust, Inc. and its subsidiaries.
LEGAL MATTERS
          Certain legal matters in connection with this offering will be passed upon for us by Blackwell Sanders Peper Martin LLP, Omaha, Nebraska. In addition, the description of federal income tax consequences contained in the section of the prospectus entitled “Material United States Federal Income Tax Consequences” is based on the opinion of Blackwell Sanders Peper Martin LLP.
EXPERTS
          The consolidated financial statements of Government Properties Trust, Inc. appearing in Government Properties Trust, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004, including the schedule appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. The statement of revenue and certain expenses of 1201 Lloyd Boulevard — Portland, Oregon for the year ended December 31, 2004, included in our Current Report on Form 8-K filed on March 30, 2005 (amended on May 3, 2005) and the statements of revenue and certain expenses of IRS Computer Center Annex, Martinsburg, West Virginia and DEA Special Testing Lab — Sterling, Virginia for the year ended December 31, 2004, both included in our Current Reports on Form 8-K filed on August 1, 2005 and June 30, 2005, respectively, (both amended on August 30, 2005) have also been audited by Ernst & Young LLP, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and schedule are incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and schedule given on the authority of such firm as experts in accounting and auditing.

PART II
Item 14. Other Expenses of Issuance and Distribution.
          The following table sets forth the expenses to be borne by the registrant in connection with the offerings described in this registration statement. All such expenses other than the SEC registration fee are estimates.

SEC registration fee	$23,540
Legal fees and expenses	7,500
Accounting fees and expenses	4,000
Printing	2,500
Miscellaneous	2,500

Total	$40,040
Item 15. Indemnification of Directors and Officers
          The Maryland General Corporation Law (the “MGCL”) requires a corporation (unless its charter provides otherwise, which our company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses, including attorney’s fees, actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that:
an act or omission of the director or officer was material to the matter giving rise to the proceeding and
•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty; or

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
          However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The termination of any proceeding by conviction or upon a plea of nolo contendre or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer did not meet the requisite standard of conduct for permitted indemnification.

          In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:
•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.
          The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
          Our bylaws obligate us, to the fullest extent permitted by Maryland law, to indemnify any director or former director and to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a director or former director, if such person is or is threatened to be made a party to a proceeding by reason of his or her position as a director. In addition, our bylaws permit us, to the fullest extent permitted by Maryland law, to similarly provide indemnification and reimbursement of reasonable expenses to:
•	any present or former officer, employee or agent who is made a party to the proceeding by reason of his or her service in that capacity; or

•	any person who serves or has served at our request as a director, officer, employee or agent of another corporation or entity.
          Our bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.
          We have entered into and intend to enter into indemnification agreements with our directors and executive officers which will require, among other things, that we indemnify our directors and executive officers to the fullest extent permitted by Maryland law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreement. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to the registrant’s directors and executive officers and such other persons that indemnification will be available.
          Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, as amended, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is therefore unenforceable.
          We intend to carry liability insurance for the benefit of our directors and executive. This insurance will generally cover claims made against our directors and officers based on their actions and omissions in connection with the carrying out of our business affairs, including claims based on state or federal securities laws.
Item 16. Exhibits
          See exhibit index immediately preceding the exhibits.
Item 17. Undertakings.
          (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
     (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being offered which remain unsold at the termination of the offering.
          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
          (d) The undersigned registrant hereby undertakes that:
     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska on the 1st day of November, 2005.

GOVERNMENT PROPERTIES TRUST, INC.

By	/s/ Thomas D. Peschio

Thomas D. Peschio
President and Chief Executive Officer
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Thomas D. Peschio	President, Chief Executive Officer and Director	November 1, 2005
Thomas D. Peschio

/s/ Nancy D. Olson	Chief Financial Officer and Treasurer	November 1, 2005
Nancy D. Olson

*	Chairman and Director	November 1, 2005
Jerry D. Bringard

*	Director	November 1, 2005
Robert M. Ames

*	Director	November 1, 2005
Philip S. Cottone

*	Director	November 1, 2005
Robert A. Peck

*	Director	November 1, 2005
Richard A. Schwachter

* By:	/s/ Thomas D. Peschio
Attorney-in-fact

EXHIBIT INDEX

EXHIBIT	DESCRIPTION
1.1*	Form of Underwriting Agreement

3.1	Charter (incorporated by reference to exhibit 3.1 to our registration statement on Form S-11 (file no. 333-109565))

3.2	Bylaws (incorporated by reference to exhibit 3.2 to our registration statement on Form S-11 (file no. 333-109565))

5.1*	Opinion and Consent of Blackwell Sanders Peper Martin LLP

8.1	Tax Opinion and Consent of Blackwell Sanders Peper Martin LLP

12.1	Statement of Ratio of Earnings to Fixed Charges

23.1	Consent of Ernst & Young LLP

24.1	Power of Attorney for Robert M. Ames

24.2	Power of Attorney for Jerry D. Bringard

24.3	Power of Attorney for Philip S. Cottone

24.4	Power of Attorney for Robert A. Peck

24.5	Power of Attorney for Thomas D. Peschio

24.6	Power of Attorney for Richard A. Schwachter

*	To be filed as an amendment to this registration statement or as an exhibit to an Exchange Act report of the registrant and incorporated by reference herein.